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                                                                    Exhibit 99.1


PENTON STOCKHOLDERS APPROVE REVERSE STOCK SPLIT AT ANNUAL MEETING

-        Second-quarter Guidance Affirmed
-        Shareholder Rights Agreement Expires

CLEVELAND, OH - June 12, 2003 - Penton Media, Inc. (NYSE: PME) stockholders voted today at the Company's annual meeting to approve a reverse stock split. The approved proposal provides the Company's Board of Directors with approval to effect a reverse split at one of three ratios within one year. Chairman & CEO Thomas L. Kemp announced at the meeting that the Board does not expect to act on its authority to effect the reverse split in the near term.

Stockholders also elected three directors to serve three-year terms expiring in 2006. The directors include: Daniel J. Ramella, president and chief operating officer of the Company, and a director since 1998; and Vincent D. Kelly, president and chief executive officer of Metrocall, Inc., a provider of paging and advanced wireless data and messaging services, and Perry A. Sook, president and chief executive officer of Nexstar, a television broadcasting company.

In other votes, stockholders approved the selection of PricewaterhouseCoopers LLP as independent accountants for Penton. A proposal to amend the Company's Certificate of Designations governing the Company's Series B Convertible Preferred Stock to amend the definition of "change of control" was not approved, and a proposal to remove a limit on the number of directors on the Company's Board to 13 was not approved.

The Company's second-quarter guidance, first provided on May 1, was reaffirmed. That guidance was that revenues are expected to decline year-on-year by about 15%, although the Company anticipates that revenues for ongoing businesses will decline by single digits. Operating income should improve due to the absence of restructuring charges, which impacted last year's second quarter. The Company anticipates that second-quarter adjusted EBITDA for ongoing businesses will be about even with 2002.

Penton also announced at the meeting that its shareholder rights agreement expired at the close of business June 12.

About Penton Media

Penton Media is a diversified business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media. Penton's integrated media portfolio serves the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; Internet/information technology; leisure/hospitality; manufacturing; mechanical systems/construction; natural products; and supply chain.


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Forward-Looking Statements
--------------------------

The statements included in this press release that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Penton's business, there can be no assurance that the Company's forward-looking statements or financial goals will be realized.